NEW MEDIA LOTTERY SERVICES PARTNERS WITH EIRCOM.NET, Ireland’s
leading telecom website portal

DUBLIN, Nov. 23 /PRNewswire-FirstCall/ -- New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) ("NMLS"), based in Dublin, Ireland and Virginia, USA, the lottery content and systems provider, announced a new two year channel partnership agreement with eircom.net, Ireland’s largest telecom website portal for NMLS’ client lottery site RehabBingo.com.

The deal will promote partner site www.Rehabbingo.com to over 1 million unique users every month and will be comprised of an integrated online bingo and games presence on the eircom.net site.  Eircom.net is Ireland’s highest trafficked site with over 24 million page impressions monthly.

The deal offers eircom.net visitors exclusive offers, competitions and promotions and is expected to drive the games channel as part of the eircom.net content strategy. It also makes RehabBingo.com the exclusive online bingo partner of eircom.net for the next 12 months.

Commenting on the signing of the agreement, NMLS CEO John Carson said, “We are delighted to be partnering with eircom.net on this deal for RehabBingo.com.  Eircom.net has a great reputation and substantial presence in the Ireland market.  We are looking forward to a very successful relationship.”

Enquiries:

New Media Lottery Services	(1) 540 437 1688
John Carson
www.nmlsinc.com

About New Media Lottery Services, Inc.:
New Media Lottery Services, Inc. (OTC Bulletin Board: NWMD) supplies lotteries with a white label lottery system, games and management support to develop new income streams from digital lottery product distribution, including the Internet, mobile telephony, interactive television and digital vending. NMLS secures long-term contracts with lottery clients and shares in the net win from these partners.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2009 filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.